Exhibit 10.3

Promissory Note

$400,000.00	Salt Lake City, Utah

FOR VALUE RECEIVED, the undersigned, JP Lawrence Biomedical, Inc., a Delaware corporation with its principal offices at 1072 West RSI Drive, Logan, Utah 84321, (the “Payor”) hereby promises to pay to the order of Utah CRO Services, Inc., a Nevada corporation with its principal offices at 1960 South 4250 West, Salt Lake City, Utah 84104, the principal sum of Four Hundred Thousand and no/100 dollars ($400,000.00), with simple interest at ten percent per annum (10%), payable interest only on a calendar quarter basis with the first payment of interest accrued through June 30, 2022, being on July 1, 2022, and on the same date each calendar quarter thereafter, with the full amount of principal and any unpaid interest due on April 28, 2027.

Any payment not made within fifteen (15) days from and including the due date shall accrue default interest at eighteen percent (18%) per annum, until the same is paid. Any such failure shall, at the option of the holder of this promissory note, cause the entire principal and accrued interest of this note to become due and payable.

This note may be prepaid at any time in whole or in part, without penalty; provided, that so long as Payor is indebted to First Savings Bank Payor shall not make any prepayment on this note without the prior written consent of First Savings Bank. The payor hereby waives presentment, demand, notice, protest, and all other notices in connection with the delivery, acceptance, default, or enforcement of this promissory note.

The Payor shall reimburse the holder of this note on demand for all reasonable out-of-pocket costs, expenses, and fees (including reasonable expenses and fees of its counsel) incurred by the holder in connection with the enforcement and collection of the sums payable under this note.

This note and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this note shall be governed by the laws of the State of Utah. Payor irrevocably and unconditionally submits to the jurisdiction of any state or federal court sitting in the County of Salt Lake, State of Utah, in any action or proceeding arising out of or relating to this note and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Payor agrees not to bring any action or proceeding arising out of or relating to this note in any other court. Payor waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

IN WITNESS WHEREOF, the payors have signed this promissory note as of the 28th day of April 2022.

JP Lawrence Biomedical, Inc.

By:	/s/ Joshua Packer
Name:	Joshua Packer
Title:	President